Exhibit 99.1

Contact:

BioMarin	Genzyme
Investors	Investors
Eugenia Shen	Sally Curley
(415) 506-6570	(617) 768-6140

Media	Media
Susan Berg	Maria Cantor
(415) 506-6594	(617) 768-6690

For Immediate Release:

BioMarin and Genzyme Restructure Aldurazyme 50/50 Joint Venture

BioMarin will Continue to Manufacture; Genzyme will Continue to Market and Sell Aldurazyme

Novato, CA, and Cambridge, MA, January 3, 2008 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) and Genzyme Corporation (Nasdaq: GENZ) announced today a restructuring of their joint venture regarding Aldurazyme® (laronidase). Under the revised structure, the operational responsibilities for BioMarin and Genzyme will not significantly change. Genzyme will continue to globally market and sell Aldurazyme for mucopolysaccharidosis I (MPS I) and BioMarin will continue to manufacture Aldurazyme.

As of January 1, 2008, instead of sharing all costs and profits equally through the 50/50 joint venture, Genzyme will record sales of Aldurazyme and will pay BioMarin a tiered payment ranging from approximately 39.5 to 50 percent of worldwide net product sales, which will also be recorded by BioMarin as product revenue. Under the revised structure, payments are projected to result in both BioMarin and Genzyme receiving approximately the same profit as under the original joint venture structure. BioMarin will receive all of the benefits from increased manufacturing efficiencies and Genzyme will receive all of the benefits from increased commercialization efficiencies. Certain research and development activities related to Aldurazyme and intellectual property will continue to be managed in the joint venture on a 50/50 basis.

“This new structure provides both companies a better alignment of financial incentives with operational decisions and represents a more appropriate structure for two companies manufacturing and commercializing multiple products,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “This structure will also reduce management time and provide stronger incentives for each company to maximize the efficiency of its own operations related to Aldurazyme. Lastly, this new structure allows the companies to collaborate and equally share costs on research projects which could lead to important advances for MPS I patients.”

About MPS I

MPS I is a rare, progressive, heterogeneous, debilitating disease caused by a deficiency of the enzyme alpha L-iduronidase that affects an estimated 3,000 to 4,000 people worldwide, including approximately 1,000 in the United States. Patients who lack this enzyme accumulate a carbohydrate called glycosaminoglycan (GAG) in tissues and organ systems. A majority of patients die before adulthood due to a wide range of problems related to the disease, including progressive damage to the heart, lungs, liver, and kidneys. Aldurazyme addresses the underlying cause of MPS I by replacing the missing enzyme through a weekly infusion. More information about MPS I can be found at http://www.mps1disease.com.

About Aldurazyme

Aldurazyme is indicated for patients with the Hurler and Hurler-Scheie forms of MPS I, and for Scheie patients with moderate to severe symptoms. The risks and benefits of treating mildly affected patients with the Scheie form have not been established. Aldurazyme has not been evaluated for effects on the central nervous system manifestations of the disorder. More information on Aldurazyme can be found at http://www.aldurazyme.com.

The most common side effects associated with treatment with Aldurazyme were upper respiratory tract infection, rash, and injection site reaction. The most common adverse reactions requiring treatment were infusion-related hypersensitivity reactions including flushing, fever, headache, and rash. The most serious adverse reaction reported with Aldurazyme was an anaphylactic reaction consisting of hives and blockage of the breathing tubes, which occurred in one person. Emergency surgery was required to help this patient breathe. This patient’s underlying disease may have contributed to the severity of this reaction. The majority of patients in clinical studies developed an immune response to treatment with Aldurazyme. The clinical significance of this response is unknown. Aldurazyme is available by prescription only. Full prescribing information is available at http://www.genzyme.com/corp/AZpi.pdf.Kuvan™.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises three approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; and Kuvan™ (sapropterin dihydrochloride) Tablets, a product for the treatment of phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany. Other product candidates include 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of peripheral arterial disease and sickle cell disease, and PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase) for the treatment of PKU. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2006 revenues of $3.2 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation. In 2006 and 2007, Genzyme was selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease and other areas of unmet medical need.

Forward-Looking Statement

This press release contains forward-looking statements, including without limitation statements about: expectations and plans related to the commercialization and manufacture of Aldurazyme; estimates concerning the MPS I patient population, and the anticipated benefits of the restructuring. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: the effectiveness of Genzyme’s commercialization plan for Aldurazyme and Genzyme’s sales force; BioMarin’s ability to manufacture sufficient quantities of product and to do so in a timely and cost efficient manner; the accuracy of the companies’ information concerning the MPS I patient population; the content and actual timing of decisions by regulatory authorities concerning marketing applications, labeling and pricing for Aldurazyme and manufacturing facilities to be used for Aldurazyme;; the companies’ ability to obtain and maintain adequate patent and other proprietary rights protection for Aldurazyme; and those factors detailed in BioMarin’s and Genzyme’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2006 Annual Report on Form 10-K, as amended, the factors contained in BioMarin’s reports on Form 8-K, and the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Neither BioMarin nor Genzyme is under any obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin® is a registered trademark of BioMarin Pharmaceutical Inc.

Genzyme® is a registered trademark of Genzyme Corporation.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

All rights reserved.

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